EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 5, 2018, Altair Engineering Inc. (“Altair” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Altair, Dallas Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Altair (“Purchaser”), and Datawatch Corporation (“Datawatch”).

In accordance with the terms of the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch at a purchase price of $13.10 per Share, net to seller in cash (the “Offer Price”). On December 13, 2018, promptly after the expiration of the Offer, Purchaser irrevocably accepted for payment all Shares that were validly tendered and not validly withdrawn pursuant to the Offer and payment for such Shares was made to the depository, which acted as agent for tendering stockholders whose Shares were accepted for payment, in accordance with the terms of the Offer.

Also on December 13, 2018, Altair completed the acquisition of Datawatch through the merger of Purchaser with and into Datawatch, with Datawatch surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the Delaware General Corporation Law, with no stockholder vote required to consummate the Merger. At the effective time of the Merger (the “Effective Time”), any Share not purchased pursuant to the Offer (other than Shares (i) owned by Datawatch’s stockholders who perfected their statutory rights of appraisal under Delaware law, (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch and (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Purchaser, the Company or any other wholly owned subsidiary of the Company) was cancelled and converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes.

In connection with the closing of the Offer and the Merger, the Company paid approximately $168 million for the Shares, without giving effect to related transaction fees and expenses paid, approximately $6.7 million for certain restricted stock units that accelerated upon a change in control, and retired approximately $8 million in outstanding Datawatch debt. The Company funded these payments from available cash on hand and a drawdown from its existing credit facility.

The unaudited pro forma condensed combined financial statement presented herein was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Altair considered as the accounting acquirer. Accordingly, consideration paid by Altair to complete the Merger has been allocated to identifiable assets acquired and liabilities assumed of Datawatch based on estimated fair values as of the closing date of the Merger. Management made a preliminary allocation of the fair value of consideration transferred to the assets acquired and liabilities assumed based on the information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could be material. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing unaudited pro forma combined financial statement in this Current Report on Form 8-K. Management expects to finalize the accounting for the business combination as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from December 13, 2018.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to the acquisition of Datawatch as if it had occurred on the first day of Altair’s fiscal year 2018.

The pro forma condensed combined financial statement presented herein does not necessarily reflect what the combined results of operations would have been had the acquisition occurred on the date indicated. The pro forma condensed combined financial statement presented herein also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statement presented herein has been derived from, and should be read in conjunction with:

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The audited consolidated financial statements and accompanying notes of Altair as of and for the year ended December 31, 2018, as contained in its Annual Report on Form 10-K filed on March 1, 2019; and

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The audited consolidated financial statements and accompanying notes of Datawatch as of and for the year ended September 30, 2018, as contained in Amendment No. 1 to Altair’s Current Report on Form 8-K filed on February 22, 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Historical
	Year Ended
	December 31, 2018	September 30, 2018
	ALTAIR ENGINEERING INC.	DATAWATCH CORPORATION	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues:
Software	$304,361	$43,066	$(8,227	) A,B	$339,200
Software related services	36,945	1,331			38,276

Total software	341,306	44,397	(8,227)		377,476
Client engineering services	47,852	—			47,852
Other	7,221	—			7,221

Total revenue	396,379	44,397	(8,227)		432,549

Cost of revenues:
Software	45,774	4,420	(285	) A,C	49,909
Software related services	26,415	—	—		26,415

Total software	72,189	4,420	(285)		76,324
Client engineering services	38,979	—	—		38,979
Other	4,805	—	—		4,805

Total cost of revenues	115,973	4,420	(285)		120,108

Gross profit	280,406	39,977	(7,942)		312,441
Operating expenses:
Research and development	97,592	11,421	(1,035	) A,C	107,978
Sales and marketing	80,277	21,112	(2,054	) A,C	99,335
General and administrative	79,751	11,835	(10,493	) ACD	81,093
Amortization of intangible assets	7,739	1,200	5,250	AE	14,189
Other operating income	(9,597)	—	(126)		(9,723)

Total operating expenses	255,762	45,568	(8.458)		292,872

Operating income (loss)	24,644	(5,591)	516		19,569
Interest expense	200	399	(404	) F	195
Other (income) expense, net	(2,580)	(231)	280	A	(2,531)

Income (loss) before income taxes	27,024	(5,759)	640		21,905
Income tax expense	13,309	11	(420	) G	12,878

Net income (loss)	$13,715	$(5,748)	$1,060		$9,027

Earnings (loss) per share:
Basic earnings per share	$0.20				$0.13
Diluted earnings per share	$0.18				$0.12
Weighted average shares used in computing earnings per share:
Basic	67,468				67,468
Diluted	74,878				74,878

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined statement of operations was derived from the historical audited consolidated financial statements of Altair and Datawatch, and gives effect to the acquisition as if it had occurred on the first day of Altair’s last fiscal year 2018.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) expected to have a continuing impact on the combined results following the business combination.

Altair has a different fiscal year end than Datawatch. Datawatch’s fiscal year ends on September 30 of each year and Altair’s fiscal year ends on December 31 of each year. As the fiscal years do not differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the historical statement of operations of Datawatch used in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was prepared by using the audited consolidated statements of operations of Datawatch for the year ended September 30, 2018.

The unaudited pro forma condensed combined statement of operations is based on a preliminary allocation of fair value of purchase consideration, provided for illustrative purposes only, and does not purport to represent what the combined company’s results of operations would have been had the acquisition occurred on the date indicated. It also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma condensed combined statement of operations does not reflect any future planned cost savings initiatives following the completion of the business combination.

Note 2 — Reclassifications

Altair has made certain reclassifications to the Datawatch statement of operations for the purposes of preparing the unaudited pro forma combined statement of operations for the year ended September 30, 2018 to conform to Altair’s historical presentation as detailed below.

Reclassifications in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2018 (in thousands):

Datawatch Corporation Consolidated Statement of Operations		Adjustments						Datawatch Corporation Consolidated Statement of Operations after Adjustments
		(a)	(b)	(c)	(d)	(e)	(f)
Revenues:
Software	$24,759	$15,588	$—	$—	$—	$—	$2,719	$43,066
Software related services	—	1,331	—	—	—	—	—	1,331
Maintenance	15,588	(15,588)	—	—	—	—	—	—
Professional services	1,331	(1,331)	—	—	—	—	—	—

Total software	41,678	—	—	—	—	—	2,719	44,397
Client engineering services	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total revenue	41,678	—	—	—	—	—	2,719	44,397
Cost of revenue
Software	1,298	—	3,622	—	—	(500)	—	4,420
Software related services	—	—		—	—	—	—	—
Cost of maintenance and services	3,622	—	(3,622)	—	—	—	—	—

Total software	4,920	—	—	—	—	(500)	—	4,420
Client engineering services	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total cost of revenue	4,920	—	—	—	—	—	—	4,420
Gross profit	36,758	—	—	—	—	—	2,719	39,977
Operating expenses:								—
Research and development	—	—	—	11,421	—	—	—	11,421
Sales and marketing	22,597	—	—	—	—	(700)	(785)	21,112
General and administrative	11,835	—	—	—	—	—	—	11,835
Amortization of intangible assets	—	—	—	—	—	1,200	—	1,200
Other operating income	—	—	—	—	—	—	—	—
Engineering and product development	11,421			(11,421)	—	—	—	—

Total operating expenses	45,853	—	—	—	—	500	(785)	45,568
Operating income (loss)	(9,095)	—	—	—	—	—	3,504	(5,591)
Interest expense	399	—	—	—	—	—	—	399
Other (income) expense, net	(57)	—	—	—	(174)	—	—	(231)
Foreign currency transaction loss	(174)	—	—	—	174	—	—	—

Income (loss) before income taxes	(9,263)	—	—	—	—	—	3,504	(5,759)
Income tax expense	11	—	—	—	—	—	—	11
Net income (loss)	$(9,252)	$—	$—	$—	$—	$—	$3,504	$(5,748)

(a)	Represents the reclassification of $15.6 million from Maintenance revenue to Software, and $1.3 million from Professional services to Software related services.
(b)	Represents the reclassification of $3.6 million from Cost of maintenance and services to Cost of revenue, Software.
(c)	Represents the reclassification of $11.4 million from Engineering and product development to Research and development.
(d)	Represents the reclassification of $0.2 million from Foreign currency transaction loss to Other (income) expense, net.
(e)	Represents the reclassification of $0.5 million from Cost of revenue, Software and $0.7 million from Sales and marketing to Amortization of intangible assets.

(f) Represents the impact of adopting ASC 606, increasing software revenue by $2.7 million and decreasing sales and marketing by $0.8 million due to capitalized contract costs.

Note 3 — Adjustments to the Unaudited Pro Forma Statements of Operations

The pro forma adjustments are based on Altair’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined statement of operations (in thousands):

(A) Represents the activity from Datawatch since the date of acquisition which is reflected in the consolidated financial results of Altair as of December 31, 2018

(B) Represents the decrease in the amount of deferred revenue recognized as a result of the Datawatch acquisition of $5.4 million. After the acquisition the reduction of deferred revenue will reduce revenue related to the assumed software and software related service as the services are over the term of the agreements. The pro forma adjustments to reduce revenue by $5.4 million for the year ended December 31, 2018 reflect the difference between prepayments related to software and software related services and the fair value of the assumed deliverables as they are satisfied, assuming the transaction was consummated the entire year.

(C) Represents the decrease in stock-based compensation expense as a result of the Datawatch acquisition:

	Historical Expense Year ended September 30, 2018	Pro Forma Combined Year ended September 30, 2018	Pro Forma Adjustment Year ended September 30, 2018
Cost of Sales – Software	$(62)	$17	$(45)
Research and development	(869)	584	(285)
Sales and marketing	(592)	150	(442)
General and administrative	(1,452)	454	(998)

	$(2,975)	$1,205	$(1,770)

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The Merger Agreement modified outstanding unvested restricted stock units and provided for a cash payout of $13.10 per share. This modification will result in the recognition of post combination expense based on a respective employee’s meeting the service conditions in the original award. The pro forma adjustment decreases compensation expense by $1.8 million in the twelve month period ended September 30, 2018. The reduction is principally attributed to the 512,184 restricted stock units that vested immediately prior to the Merger due to change-in-control provisions in the original awards and were cash settled. Thus, there is no post-combination expense related to these awards.

(D) Represents the adjustment for transaction costs related to the Datawatch transaction. Through December 31, 2018 approximately $8.4 million had been incurred by Altair and had been recognized as an operating expense in Altair’s operating results for the year then ended.

(E) Represents the increase in amortization expense as a result of the Datawatch acquisition:

Year ended December 31, 2018
Developed technology	$3,767
Customer relationships	2,683
Historical amortization expense	(1,200)
$5,250

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This adjustment reflects the increase in the amortization expense as a result of the amortization of acquired identifiable intangible assets. Trade names are indefinite lived intangibles, developed technology has a life of 6 years and is being amortized on a straight line basis, and customer relationships have a 10 year life and are being amortized using an accelerated amortization method. The historical $0.3 million of amortization expense previously recognized in the Datawatch financial statements reduces the amortization of the acquired intangible assets.

(F) The $0.4 million adjustment in the year ended December 31, 2018 is to eliminate the interest expense Datawatch paid; Datawatch entered into a debt agreement in January 2018, and thus there was no debt outstanding and no interest expense in Datawatch’s 2018 fiscal year.

(G) Represents the tax impact of the pro forma adjustments based on statutory tax rates. The income tax expense is based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the statutory rate will likely vary from the actual effective tax rate in subsequent periods.